EXHIBIT 99.1

Amphenol	News Release

World Headquarters

358 Hall Avenue

P. O. Box 5030

Wallingford, CT 06492-7530

Telephone (203) 265-8900

FOR IMMEDIATE RELEASE

For Further Information:
Diana G. Reardon
Senior Vice President and
Chief Financial Officer
203/265-8630
www.amphenol.com

RECORD 2010 SECOND QUARTER RESULTS
REPORTED BY AMPHENOL CORPORATION

Wallingford, Connecticut, July 21, 2010.  Amphenol Corporation (NYSE-APH) reported today second quarter 2010 diluted earnings per share of $.74 compared to $.43 per share for the comparable 2009 period. Such per share amount for the 2010 quarter includes a $10 million, or $.06 per share, net benefit relating to a reduction in international tax expense due primarily to the favorable settlement of certain tax positions and the completion of prior year audits.  Excluding this effect, diluted earnings per share was $.68. Sales for the second quarter 2010 were $885 million compared to $685 million for the 2009 period.  Currency translation had the effect of decreasing sales by approximately ..4% or $3 million in the second quarter 2010 compared to the 2009 period.

For the six months ended June 30, 2010, diluted earnings per share was $1.30 compared to $.86 for the 2009 period.  Sales for the six months ended June 30, 2010 were $1,656 million compared to $1,345 million for the 2009 period. Currency translation had the effect of increasing sales by approximately $12 million for the six month 2010 period compared to the 2009 period.

Amphenol President and Chief Executive Officer, R. Adam Norwitt, stated “The second quarter established a new record of performance for Amphenol, with sales of $885 million and EPS of $.68. Sales and EPS (excluding tax items) grew 15% and 24% sequentially, and increased 29% and 58% compared to the prior year.   The sales increase was driven by healthy demand in all of our end markets led by: Information Technology and Data Communications Equipment, Industrial, Automotive, and Wireless Devices. We are especially encouraged that orders continued to be strong with a book to bill of 1.03.  Our strategy of market and geographic diversification combined with a deep commitment to develop performance enhancing technologies for our customers enabled the Company to capitalize on the favorable market environment. Through implementation of our strategy, we continue to expand the Company’s growth opportunities into new markets, customers and applications.  We are especially pleased that even with the significant improvement in demand, our management team continues to control costs in a proactive and dynamic manner ensuring the strength of our financial performance. This focus on operating leverage enabled us to further expand margins for the fifth consecutive quarter to 19.8% in Q2 2010 up from 18.8% last quarter and 16.9% last year, contributing to a 58% year over year increase in earnings per share, net of tax items. In addition, we generated a strong $104 million of cash flow from operations in the quarter, demonstrating the ongoing quality of the Company’s earnings.”

“Earlier this month, the Company completed the acquisition of Borisch Manufacturing, a leading U.S. manufacturer of value-add interconnect and electro-mechanical systems for the military/aerospace market with sales in the last twelve months of approximately $100 million.  This acquisition, is consistent with our long-established strategy of offering highly engineered, value-add interconnect solutions to military/aerospace customers, and creates further strength for us in this important market.  We are pleased with this complementary addition and are excited about the growth potential created in this important market.”

“The second quarter was an excellent quarter in all respects.  I am very proud of our organization which has executed well in all phases of the recent economic downturn and subsequent recovery.  While overall conditions have improved, worldwide economic conditions remain less than certain for the remainder of 2010. Nevertheless, assuming a continuation of the current improved economic climate and normal summer seasonality in North America and Europe, and based on constant currency exchange rates, we expect Q3 2010 revenues in the range of $880 million to $895 million and EPS in the range of $.67 to $.69.”

“Looking forward, the continued proliferation of new electronics in all of our end markets presents a unique expansion opportunity for Amphenol.  Our significant actions to enhance our competitive advantages and build sustained financial strength have created a solid base for future performance.  I am confident in the ability of our outstanding organization to dynamically adjust to the continued changing market environment, to generate strong profitability and to capitalize on opportunities to expand our market position.”

The Company will host a conference call to discuss its first quarter results at 1:00 PM (ET) July 21, 2010.  The toll free dial-in number to participate in this call is 888-395-9624; International dial-in number is 517-623-4547; Passcode: Reardon.  There will be a replay available until 11:00 P.M. (ET) on Friday, July 23, 2010.  The replay numbers are as follows:  toll free dial-in number is 866-501-2955 and International dial-in number is 203-369-1823; Passcode: 5137.

A live broadcast as well as a replay will also be available on the Internet at http://www.amphenol.com/index.cfm/fuseaction/financial.webcasts.

Amphenol Corporation is one of the world’s leading producers of electronic and fiber optic connectors, cable and interconnect systems.  Amphenol products are engineered and manufactured in the Americas, Europe, Asia and Africa and sold by a worldwide sales and marketing organization.  Amphenol has a diversified presence as a leader in high growth areas of the interconnect market including:  Military, Commercial Aerospace, Automotive, Broadband Communication, Industrial, Information Technology and Data Communications Equipment, Mobile Devices and Wireless Infrastructure.

Statements in this press release which are other than historical facts are intended to be “forward-looking statements” within the meaning of the Securities Exchange Act of 1934, the Private Securities Litigation Reform Act of 1995 and other related laws.  While the Company believes such statements are reasonable, the actual results and effects could differ materially from those currently anticipated.  Please refer to [Part I, Item 1A] of the Company’s Form 10-K for the year ended December 31, 2009, for some factors that could cause the actual results to differ from estimates.  In providing forward-looking statements, the Company is not undertaking any duty or obligation to update these statements publicly as a result of new information, future events or otherwise.

AMPHENOL CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(Unaudited)

(dollars in thousands, except per share data)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2010	2009	2010	2009

Net Sales	$884,798	$685,184	$1,655,752	$1,345,196

Cost of sales	595,499	471,034	1,117,261	924,667

Gross profit	289,299	214,150	538,491	420,529

Selling, general and administrative expense	113,674	98,672	217,822	194,366

Operating income	175,625	115,478	320,669	226,163

Interest expense	(9,968)	(9,131)	(19,981)	(18,129)
Other income (expenses), net	764	(382)	1,223	(597)

Income before income taxes	166,421	105,965	301,911	207,437

Provision for income taxes	(35,412)	(29,140)	(70,764)	(53,562)

Net income	131,009	76,825	231,147	153,875
Less: Net income attributable to noncontrolling interests	(1,338)	(1,955)	(3,123)	(4,595)

Net income attributable to Amphenol Corporation	$129,671	$74,870	$228,024	$149,280

Net income per common share - Basic	$0.75	$0.44	$1.32	$0.87

Weighted average common shares outstanding - Basic	173,519,882	171,317,112	173,393,698	171,251,519

Net income per common share - Diluted	$0.74	$0.43	$1.30	$0.86

Weighted average common shares outstanding - Diluted	175,885,465	173,649,705	175,731,091	173,375,613

Dividends declared per common share	$0.015	$0.015	$0.030	$0.030

AMPHENOL CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited)

(dollars in thousands)

	June 30,		December 31,
	2010		2009

ASSETS

Current Assets:
Cash and cash equivalents	$436,677		$384,613
Accounts receivable, less allowance for doubtful accounts of $17,247 and $18,785, respectively	645,595	(1)	449,591
Inventories, net	498,552		461,750
Other current assets	176,879		124,441

Total current assets	1,757,703		1,420,395

Land and depreciable assets, less accumulated depreciation of $562,464 and $575,187, respectively	325,186		332,875
Goodwill	1,382,363		1,368,672
Other long-term assets	91,516		97,242

	$3,556,768		$3,219,184

LIABILITIES & SHAREHOLDERS’ EQUITY

Current Liabilities:
Accounts payable	$377,618		$292,122
Accrued salaries, wages and employee benefits	65,413		64,143
Accrued income taxes	55,749		57,272
Accrued acquisition-related obligations	16,492		7,244
Other accrued expenses	81,279		81,979
Short-term debt	365		399

Total current liabilities	596,916		503,159

Long-term debt	781,604	(1)	753,050
Accrued pension and post employment benefit obligations	169,221		172,235
Other long-term liabilities	28,011		27,922

Shareholders’ Equity:
Common stock	174		174
Additional paid-in capital	91,219		71,368
Accumulated earnings	1,997,445		1,774,625
Accumulated other comprehensive loss	(135,677)		(100,090)

Total shareholders’ equity attributable to Amphenol Corporation	1,953,161		1,746,077

Noncontrolling interests	27,855		16,741

Total equity	1,981,016		1,762,818

	$3,556,768		$3,219,184

NOTE (1)

The Company has a $100 million receivables securitization program that expires in May 2013. In accordance with previous accounting guidance, this facility was accounted for off balance sheet as a sale of receivables. Effective January 1, 2010, the Company adopted the amendments to the Transfers and Servicing and Consolidation Topics of the Accounting Standards Codification. The adoption of these amendments has resulted in the Company reporting transactions under this facility as long-term debt and the related receivables remain on the balance sheet. At June 30, 2010, borrowings under the securitization facility were $28 million. At December 31, 2009, $82 million in receivables were sold under the Facility and excluded from the Condensed Consolidated Balance Sheets.

AMPHENOL CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOW

(Unaudited)

(dollars in thousands)

	Six months ended
	June 30,
	2010		2009

Cash flow from operating activities:
Net income	$231,147		$153,875
Adjustments for cash flow from operating activities:
Depreciation and amortization	49,493		47,770
Net change in receivables sold under Receivables Securitization Facility	(82,000	)(1)	(6,000)
Stock-based compensation expense	11,615		10,028
Net change in components of working capital	(78,648)		76,057
Net change in other long-term assets and liabilities	4,264		2,911

Cash flow provided by operating activities	135,871		284,641

Cash flow from investing activities:
Additions to property, plant and equipment	(43,086)		(30,832)
Purchase of short term investments	(44,591)		(593)
Acquisitions, net of cash acquired	(13,624)		(271,578)

Cash flow used in investing activities	(101,301)		(303,003)

Cash flow from financing activities:
Long-term borrowings under credit facilities	102,582	(1)	395,200
Repayments of long-term debt	(73,800)		(359,919)
Proceeds from exercise of stock options	7,397		3,015
Excess tax benefits from stock-based payment arrangements	1,333		696
Payments to shareholders of noncontrolling interests	(2,421)		—
Dividend payments	(5,197)		(7,706)

Cash flow provided by financing activities	29,894		31,286

Effect of exchange rate changes on cash and cash equivalents	(12,400)		(7,146)

Net change in cash and cash equivalents	52,064		5,778

Cash and cash equivalents balance, beginning of period	384,613		214,987

Cash and cash equivalents balance, end of period	$436,677		$220,765

NOTE (1)

The Company has a $100 million receivables securitization program. In accordance with previous accounting guidance, this facility was accounted for off balance sheet as a sale of receivables. Effective January 1, 2010, the Company adopted the amendments to the Transfers and Servicing and Consolidation Topics of the Accounting Standards Codification. As a result of the adoption transfers of receivables occurring on or after January 1, 2010 are reflected as debt issued in the Company’s Condensed Consolidated Statements of Cash Flow. Excluding the impact of adoption, long-term borrowings under credit facilities would be $20,582 resulting in cash flows used in financing activities of $(52,256) and cash flows provided by operating activities of $217,871.

AMPHENOL CORPORATION

SEGMENT INFORMATION

(dollars in thousands)

(Unaudited)

	Three months ended		Six months ended
	June 30,		June 30,
	2010	2009	2010	2009

Trade Sales:
Interconnect Products	$817,146	$621,440	$1,520,744	$1,223,398
Cable Products	67,652	63,744	135,008	121,798
Consolidated	$884,798	$685,184	$1,655,752	$1,345,196

Operating income:
Interconnect Products	$181,820	$119,743	$330,482	$236,186
Cable Products	9,120	10,059	19,163	17,895
Stock-based compensation expense	(6,172)	(5,245)	(11,615)	(10,028)
Other operating expenses	(9,143)	(9,079)	(17,361)	(17,890)
Consolidated	$175,625	$115,478	$320,669	$226,163

ROS%:
Interconnect Products	22.3%	19.3%	21.7%	19.3%
Cable Products	13.5%	15.8%	14.2%	14.7%
Corporate - stock-based compensation	-0.7%	-0.8%	-0.7%	-0.7%
Corporate - all other	-1.0%	-1.3%	-1.0%	-1.3%

Consolidated	19.8%	16.9%	19.4%	16.8%